Exhibit 4.1

PARKER DRILLING COMPANY,
as the Issuer
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

SECOND SUPPLEMENTAL INDENTURE
Dated as of October 26, 2010
Supplementing the Indenture dated as of July 5, 2007

2.125% Convertible Senior Notes due 2012

SECOND SUPPLEMENTAL INDENTURE
     SECOND SUPPLEMENTAL INDENTURE, dated as of October 26, 2010, between PARKER DRILLING COMPANY, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (successor to The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”).
RECITALS OF THE COMPANY AND THE GUARANTORS
     WHEREAS, the Company and the Trustee have executed and delivered an Indenture dated as of July 5, 2007, among the Company, the Guarantors from time to time parties thereto (the “Guarantors”) and the Trustee (as supplemented, the “Indenture”), for the benefit of one another and for the equal and ratable benefit of the Holders of the Company’s 2.125% Convertible Senior Notes due 2012 (the “Notes”);
     WHEREAS, the Subsidiary Guarantees of the Guarantors under the Indenture were automatically released and terminated pursuant to Section 11.04 of the Indenture upon the release and termination of the Guarantors’ guarantees of the Company’s 9⅝% Senior Notes due 2013 (the “9⅝% Notes”) on April 21, 2010 as a result of the Company’s redemption on such date of all outstanding 9⅝% Notes;
     WHEREAS, Section 9.01(n) of the Indenture provides that the Company, the Guarantors and the Trustee may supplement the Indenture, without the consent of any Holder of a Note, to release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture as provided in the Indenture; and
     WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture valid and binding upon the Company have been performed and fulfilled;
     NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of one another and for the equal and ratable benefit of the Holders of the Notes, as follows:
     Section 1. Certain Terms Defined in the Indenture. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.
     Section 2. Release of Subsidiary Guarantees of Guarantors. This Second Supplemental Indenture evidences, pursuant to Section 11.04 of the Indenture, that the Subsidiary Guarantees of the Guarantors under the Indenture were released and terminated on April 21, 2010.
     Section 3. Effectiveness. This Second Supplemental Indenture shall become effective upon:
          (a) the execution and delivery of this Second Supplemental Indenture by the Company and the Trustee; and
          (b) the delivery by the Company to the Trustee of the Opinion of Counsel and Officer’s Certificate pursuant to Sections 9.06 and 11.04 of the Indenture.

     Section 4. Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, all of the terms, conditions and provisions of the Indenture shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
     Section 5. Trustee Makes No Representation.
     (a) The recitals of the Company contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
     (b) The Trustee accepts the trusts hereunder and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture.
     Section 6. Counterpart Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.
     Section 7. Headings. The headings of the Sections of this Second Supplemental Indenture, which have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
     Section 8. Governing Law. The validity and interpretation of this Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the state of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
     Section 9. Binding Effect. All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be executed as of the day and year first above written.

PARKER DRILLING COMPANY
By:	/s/ W. Kirk Brassfield
	Name:	W. Kirk Brassfield
	Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Julie Hoffman-Ramos
	Name:	Julie Hoffman-Ramos
	Title:	Senior Associate

Signature Page — Second Supplemental Indenture to 2007 Indenture